Exhibit 23.1

To the Board of Directors and Shareholders of Brightline Interactive, Inc.

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-268027, 333-291727) and Form S-8 (No. 333-267642) of Brightline Interactive, Inc. of our report dated September 28, 2026 relating to the consolidated financial statements, which appears in this Form 10-K, and the retrospective adjustments to the 2025 consolidated financial statements described in Notes 4 and 5.

September 28, 2026

/s/ GreenGrowth CPAs

GreenGrowth CPAs

We served as the Company’s auditor since 2026.

Los Angeles, California

PCAOB ID Number 6580